Exhibit 4.1

ALPHA AND OMEGA SEMICONDUCTOR LIMITED

AMENDED AND RESTATED

INVESTORS RIGHTS AGREEMENT

December 29, 2006

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ALPHA AND OMEGA SEMICONDUCTOR LIMITED

AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

This Amended and Restated Investors Rights Agreement is made as of December 29, 2006 (the “Agreement”), by and among Alpha and Omega Semiconductor Limited, an exempted company incorporated with limited liability and existing under the laws of Bermuda (the “Company”), the holders of Series A Preferred Shares of the Company (the “Series A Investors”; listed on Exhibit A to this Agreement), the holders of Series B Preferred Shares of the Company (the “Series B Investors”; listed on Exhibit B to this Agreement), the holders of Series C Preferred Shares of the Company (the “Series C Investors”; listed on Exhibit C to this Agreement) and the additional Series C Investors (the “Additional Series C Investors”) who may become parties to this Agreement in accordance with Section 6.2 hereof. Each of the Series A Investors, Series B Investors, Series C Investors and Additional Series C Investors is referred to hereinafter as an “Investor,” and the Series A Investors, Series B Investors, Series C Investors and Additional Series C Investors are collectively referred to hereinafter as the “Investors.”

RECITALS

WHEREAS: certain of the Investors (the “Prior Investors”) (i) hold Series A Preferred Shares of the Company (the “Series A Preferred”) and/or Series B Preferred Shares of the Company (the “Series B Preferred”) and/or shares of Common Shares issued upon conversion thereof, (ii) are parties to that certain Amended and Restated Investors Rights Agreement dated as of March 30, 2006 by and among the Company, such Prior Investors and other holders of the Series A Preferred or Series B Preferred (the “Prior Agreement”), and (iii) are the holders of at least a majority of the Common Shares issued or issuable upon conversion of the Series A Preferred and Series B Preferred subject to or enjoying the rights under the Prior Agreement.

WHEREAS: certain of the Investors and the Company are parties to that certain Series C Preferred Shares Purchase Agreement dated as of the date hereof (the “Series C Purchase Agreement”) relating to the issue and sale of Series C Preferred Shares of the Company (the “Series C Preferred,” and, together with the Series A Preferred and Series B Preferred, the “Preferred Shares”).

WHEREAS: the obligations of the Company and certain of the Investors under the Series C Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors, the Prior Investors and the Company, and the Prior Investors and the Company desire to amend and restate the Prior Agreement as provided herein.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Prior Investors hereby agree to amend and restate the Prior Rights Agreement as set forth herein, and the parties hereto agree as follows:

AGREEMENT

SECTION 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.2 “affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.4 “Common Shares” shall mean the Common Shares of the Company.

1.5 “Conversion Shares” shall mean the Common Shares issued or issuable upon conversion of the Preferred Shares.

1.6 “Holder” or “Holders” shall mean any person or persons owning Registrable Securities or any assignee thereof in accordance with Section 2 hereof.

1.7 “Initial Closing” shall have the meaning set forth in Section 2.4(a) hereof.

1.8 “Initiating Holders” shall mean any Investors or permitted transferees of such Investors under Section 2.12 hereof, who in the aggregate are Holders of not less than thirty percent (30%) of the outstanding Registrable Securities.

1.9 “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.10 “Qualified IPO” shall mean the firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Shares for the account of the Company, provided that (i) the aggregate gross proceeds to the Company are $50,000,000 or more and (ii) the public offering price per share (including underwriting discounts and commissions) is not less than $7.50 (as adjusted to reflect any subsequent share dividends, share splits, reverse share splits or recapitalizations).

1.11 “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.12 “Registrable Securities” shall mean (i) Conversion Shares, and (ii) any Common Shares issued in respect of, in exchange for or in replacement of the Conversion Shares or other securities issued pursuant to the conversion of the Preferred Shares upon any share split, share combination, share dividend, recapitalisation, consolidation or a similar event. Securities that have previously been sold to the public pursuant to a registered public offering or Rule 144 of the Securities Act, or that have been sold in a private transaction in which the transferor’s registration rights under this Agreement are not validly assigned in accordance with this Agreement, shall cease to be Registrable Securities.

1.13 “Registration Expenses” shall mean all expenses incurred in complying with registrations, filings or qualifications under Sections 2.4, 2.5 and 2.6 hereof, including, without limitation, all registration, qualification and filing fees, accounting fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, all fees and disbursements of one special counsel for the selling Holders, blue-sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company).

1.14 “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.2 hereof (or any similar legend).

1.15 “Securities” shall mean (i) the Company’s equity or debt securities, (ii) rights, options or warrants to subscribe for, purchase or otherwise acquire any equity or debt security of the Company and (iii) any agreement or commitment to issue any of the foregoing.

1.16 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.17 “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities pursuant to registration, and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

SECTION 2

RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION;

COMPLIANCE WITH SECURITIES ACT

2.1 Restrictions on Transferability. The Common Shares and the Conversion Shares shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act, or, in the case of Section 2.14 hereof, to assist in an orderly distribution. Each Investor will cause any proposed transferee of the Common Shares and the Conversion Shares held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2 (including the “market stand-off” provisions of Section 2.14).

2.2 Restrictive Legend. Each certificate representing (a) the Common Shares, (b) the Conversion Shares and (c) any other securities issued in respect of the Common Shares or Conversion Shares or Common Shares issuable upon any share split, share combination, share dividend, recapitalisation, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

2.3 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities agrees to comply in all respects with the provisions of this Section 2.3. Prior to any proposed transfer of any Restricted Securities (unless there is in effect a registration statement under the Securities Act covering the proposed transfer), the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and (except in transactions in compliance with Rule 144) shall be accompanied by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred pursuant to the above shall bear the legend set forth in Section 2.2 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.4 Requested Registration.

(a) Subject to the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time after the earlier of (i) two (2) years following the initial closing of the purchase and sale of the Series C Preferred pursuant to the Series C Purchase Agreement (the “Initial Closing”) and (ii) six (6) months following a Qualified IPO, a written request that the Company effect a registration with respect to all or a part of the Registrable Securities, the Company shall (i) promptly give written notice of the proposed registration to all other Holders and (ii) as soon as practicable, use its reasonable efforts to effect registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within twenty (20) days after written notice from the Company.

(b) The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.4.

(c) Notwithstanding the foregoing, the Company shall not be obligated to take action to effect such registration pursuant to this Section 2.4:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) If the Registrable Securities proposed to be sold by the Initiating Holders have aggregate proceeds (after deduction for underwriters’ discounts and expenses related to the issuance) of less than $4,000,000; or

(iii) If the Company shall furnish to the Initiating Holders a certificate signed by the President or Chief Executive Officer of the Company stating that the Board of Directors of the Company (the “Board of Directors”) has determined in its good faith judgment, that it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed at such time, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders (provided that such right shall not be used more than once in any twelve (12) month period); provided further that the Company shall not register any securities for account of itself or any other shareholder during such ninety (90) day period.

(d) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.4(a)(i). The right of any Holder to registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company shall (together with all Holders and other parties proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative(s) of the underwriter(s) selected for such underwriting by the Initiating Holders. Notwithstanding any other provision of this Section 2.4, if the underwriter (or the Company after consultation with the Initial Holders if the offering is not underwritten) advises the Initiating Holders in writing that it has determined in good faith that the marketing factors require a limitation of the number of shares to be underwritten, the Company and the underwriter shall so advise the Initiating Holders and all Holders of Registrable Securities, and the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting on a pro rata basis based upon the total number of securities (including, without limitation, Registrable Securities) entitled to registration held by the Holders exercising their respective registration rights under Section 2.4(a); provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities proposed to be sold by the Company or persons other than the Holders exercising their respective registration rights under Section 2.4(a) are first entirely excluded from the underwriting. The number of securities includable by any Holder or other person may, in the discretion of the underwriters, be rounded to the nearest one hundred (100) shares. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other participating Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriter), then the Company shall allocate such greater number of Registrable Securities to such Holders in proportion, as nearly as practicable, to the respective amount of Registrable Securities held by such participating Holders.

If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of other shareholders of the Company in such registration if the underwriter so agrees.

2.5 Company Registration.

(a) Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than (i) a registration on Form S-8 (or a similar or successor form) relating solely to employee option, share purchase or other benefit plans, or (ii) a registration on Form S-4 (or similar or successor form) relating solely to a Securities and Exchange Commission Rule 145 transaction, the Company will:

(i) Promptly give to each Holder written notice thereof; and

(ii) Include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities specified in a written request or requests, made within twenty (20) days after mailing of written notice by the Company, by any Holder or Holders, except as set forth in Section 2.5(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.5(a)(i). In such event, the right of any Holder to registration pursuant to Section 2.5 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall (together with the Company and other holders of securities distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities) entitled to registration pursuant to registration rights granted to the participating Holders by the Company; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities proposed to be sold by the employees or directors of the Company other than the Holders exercising their respective registration rights under Section 2.5(a) are first entirely excluded from the underwriting; provided further that except for the Qualified IPO, at least 25% of the Registrable Securities requested to be included in such underwriting shall be so included, unless such offering is the Qualified IPO, in which case the selling Holders may be totally excluded if the underwriters make the determination described above. The number of securities includable by any Holder or other person may, in the discretion of the underwriters, be rounded to the nearest one hundred (100) shares. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

If any Holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

If the underwriter has not limited the number of shares to be underwritten for the Company’s account and the accounts of the Holders, the Company may include securities for the accounts of employees, officers, directors and consultants.

2.6 S-3/F-3 Registrations. If the Company is requested (after the Company qualifies for registration on Form S-3 or F-3 or any comparable or successor form or forms) to undertake a Form S-3 or F-3 or equivalent short-form registration, regardless of its designation and any related qualification or compliance, of its securities by the Holders of Registrable Securities for an offering estimated to result in aggregate offering proceeds of at least $1,000,000, net of allowances, discounts, and underwriting expenses, the Company shall promptly give notice of such proposed registration to all Holders of Registrable Securities and the Company shall, as expeditiously as possible, use its reasonable efforts to effect the registration on Form F-3 of the Registrable Securities which the Company has been requested to register (i) in each request and (ii) in any response given within twenty (20) days to a notice from the Company pursuant to this Section 2.6. Notwithstanding the foregoing, however, such registration shall be subject to the following:

(a) The Company shall not be required to effect more than one (1) such registration pursuant to this Section 2.6 in any twelve (12) month period.

(b) The Company shall not be required to effect a registration pursuant to this Section 2.6 within one hundred eighty (180) days of the effective date of any registration referred to in Section 2.4.

The Company may include in the registration under this Section 2.6 any other Common Shares (including issued and outstanding Common Shares as to which the holders thereof have contracted with the Company for “piggyback” registration rights), so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter (or in the reasonable opinion of the Company in the event that the offering is not underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares of Registrable Securities sought to be registered by the Holder or Holders of Registrable Securities pursuant to this Section 2.6. If it is determined as provided above that there will be such interference, the other Common Shares sought to be included by the Company shall be excluded to the extent deemed necessary by the managing underwriter (or the Company if the offering is not underwritten), and all other Common Shares held by other parties shall be excluded before the exclusion of any shares of Registrable Securities held by the Holders who desire to have their shares included in the registration and offering. If, as contemplated above, and after excluding all other Common Shares held by other parties, the Common Shares of the Holders are to be excluded, the number of Common Shares of each participating Holder which are to be excluded shall be proportionate to the number of shares which such party is seeking to register.

2.7 Expenses of Registration. All Registration Expenses (other than Selling Expenses) incurred in connection with any registration pursuant to Section 2.4 or 2.5 and up to two (2) registrations pursuant to Section 2.6 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

2.8 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Shares (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 or F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such one hundred twenty (120) day period shall be extended for up to 120 days, if necessary, to keep the registration statement effective until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the Commission such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the distribution contemplated in the registration statement to be completed;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information that are reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the Commission that the Company amend or supplement such registration statement or prospectus.

2.9 Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder and each person, if any, controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including settlement of any litigation, commenced or threatened, to which they may become subject under the Securities Act, the 1934 Act, or other federal or state law, arising out of or based on compliance with any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus (preliminary or final), offering circular or other document or amendments thereto, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or arising out of or based on any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder and each person, if any, controlling such Holder, and each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by an instrument executed by such Holder or underwriter expressly for use in connection with such registration, and provided further that, the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder and each person, if any, controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof to which they may become subject) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or amendments thereto, or any omission (or alleged omission) to state therein a material fact required-to be stated therein in light of the circumstances in which they were made, or necessary to make the statements therein, not misleading, and will reimburse the Company, such Holders, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument executed by such Holder expressly for use in connection with such registration; provided that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further that the obligations of such Holder hereunder shall be limited to an amount equal to the net proceeds to each such Holder of Registrable Securities from the sale of such Registrable Securities as contemplated herein.

(c) Each party entitled to indemnification under this Section 2.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall deliver written notice to the Indemnifying Party of commencement thereof. The Indemnifying Party, at its sole option, may participate in or assume the defence of any such claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defence at the Indemnified Party’s expense. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defence of any such litigation. No Indemnifying Party, in the defence of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term a release from all liability in respect to such claim or litigation by the claimant or plaintiff to such Indemnified Party.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the Indemnifying Party and the Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10 Information by Holder. Each Holder of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

(a) Register its Common Shares under Section 12(g) of the 1934 Act, as amended, as soon as practicable, but in any event not later than ninety (90) days after the close of the Company’s first fiscal year following the effective date of the first registration statement filed by the Company, relating to a public offering other than to employees of the Company under an employee option plan or employee share purchase plan;

(b) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(c) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

(d) Furnish to the Holder, so long as Holder owns any Restricted Securities, written notice of the Company’s qualification as a registrant, as soon as practicable after such qualification; the Company further shall furnish forthwith upon request a written statement as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of its compliance with the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements); the Company shall provide forthwith upon written request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.12 Assignment of Registration Rights. The rights to cause the Company to register securities and related rights granted to each Investor under Section 2 may not be assigned except:

(a) To a purchaser acquiring (i) not less than 500,000 shares of Registrable Securities from a Series A Investor, (ii) not less than 250,000 shares of Registrable Securities from a Series B Investor, or (iii) not less than 250,000 shares of Registrable Securities from a Series C Investor;

(b) To a successor entity to an Investor pursuant to a reorganisation or recapitalisation of an Investor;

(c) To the partners or retired partners or members or retired members of an Investor; or

(d) Pursuant to an inter vivos transfer to Investor’s ancestors, descendants or spouse or to a trustee for their benefit;

provided, however, that in each case the Company receives notice within twenty (20) days following such assignment. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership, limited liability company or corporation who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession), members or former members or shareholders shall be aggregated together and with the partnership.

2.13 Termination of Registration Rights. The registration rights and related rights granted pursuant to Section 2 shall terminate as to each Holder (and permitted transferee under Section 2.12 above) upon the occurrence of any of the following:

(a) At such time as all Restricted Securities held by such Holder or permitted transferee can be sold within a three (3) month period pursuant to Rule 144 of the Securities Act (or its successor provision); or

(b) Six (6) years following the Initial Closing.

2.14 “Market Stand-Off” Agreement. Any Holder, if required by the Company and an underwriter of Common Shares (or other securities) of the Company, shall agree not to sell or otherwise transfer or dispose of any Common Shares (or other securities) of the Company held by such Holder during the period not to exceed one hundred eighty (180) days as requested by the managing underwriter following the effective date of the first registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company and holders of one percent (1%) or more of the Company’s outstanding shares enter into, and remain bound by, similar agreements; provided further that the foregoing provisions of this Section 2.14 shall not apply to the sale of any Common Shares to an underwriter pursuant to an underwriting agreement. Such agreement shall be in writing in the form satisfactory to the Company and such underwriter. The Company may impose a stop-transfer instruction with respect to the shares (or other securities) subject to the foregoing restriction until the end of such period. Notwithstanding the foregoing, nothing in this Section 2.14 shall prevent a Holder from making a transfer of any Common Shares that was listed on a national stock exchange, actively traded over-the-counter or traded on the Nasdaq National Market at the time it was acquired by the Holder, including any Common Shares acquired in the Company’s initial public offering.

2.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.2.

2.16 Jurisdiction. The terms of this Section 2 are drafted primarily in contemplation of securities offerings in the United States of America (the “United States”). The parties recognize, however, the possibility that there may be one or more registrations in a jurisdiction other than the United States. It is, accordingly, their intention that whenever this Agreement refers to a law or institution of the United States, but the parties wish to effectuate a registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question. For avoidance of doubt, the Holders shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in such other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

SECTION 3

NEW ISSUANCE RIGHT OF FIRST REFUSAL

3.1 Preemptive Right.

(a) If, at any time prior to the expiration of the period set forth in Section 3.6 below, the Company should desire to issue any Securities, it shall give (i) a Series A Investor holding not less than 500,000 shares of Registrable Securities (each, a “Major Series A Investor” and collectively, the “Major Series A Investors”), (ii) a Series B Investor holding not less than 250,000 shares of Registrable Securities (each, a “Major Series B Investor” and collectively, the “Major Series B Investors”), and (iii) a Series C Investor holding not less than 250,000 shares of Registrable Securities (each, a “Major Series C Investor” and collectively, the “Major Series C Investors” and together with the Major Series A Investors and the Major Series B Investors, the “Major Investors”) the first right to purchase such Major Investor’s Pro Rata Portion (as defined below) of all of such Securities on the same terms and at the same price as the Company is willing to sell such Securities to any other person. Such Major Investor’s “Pro Rata Portion” of the Securities shall be equal to that percentage of the then outstanding Common Shares of the Company held by such Major Investor on the date of the Company’s written notification referred to in Section 3.2 below.

(b) For purposes of this Section 3.1, the Common Shares of the Company held by such Major Investor shall be adjusted for share dividends, share splits, share combinations, recapitalisations and the like, and shall be deemed to include Common Shares issued or issuable upon conversion of the Preferred Shares or any other securities of the Company on an as-converted basis. In addition, a Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its affiliates in such proportions as it deems appropriate.

3.2 Notification. Prior to any sale or issuance by the Company of any Securities, the Company shall notify each Major Investor, in writing, of its intention to sell and issue such Securities, setting forth in reasonable detail the terms, price and description under which it proposes to make such sale. Within fifteen (15) days thereafter, each Major Investor shall notify the Company of whether such Major Investor chooses to exercise such Major Investor’s option and elect to purchase such Major Investors’ Pro Rata Portions (or any part thereof) of the Securities so offered. If not all of the Major Investors elect to purchase their entire Pro Rata Portion of the Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. Each such Major Investor shall have fifteen (15) days after receipt of such notice to notify the Company of its election to purchase all or a portion of the unsubscribed shares.

3.3 Waiver. If the Major Investors fail to exercise in full rights of the first refusal pursuant to Section 3.2, the Company may, during a period of ninety (90) days following the end of such fifteen (15) day period, sell and issue such Securities as to which Major Investors do not indicate a desire to purchase to another person upon the same terms and conditions as those set forth in the notice to Major Investors but at a price at least as great as the price offered to the Investors; provided, however, that failure by a Major Investor to exercise its option to purchase with respect to one offering, sale and issuance of Securities shall not affect its option to purchase Securities in any subsequent offering, sale and purchase. In the event the Company has not sold the Securities, or entered into a binding agreement to sell the Securities, within such ninety (90) day period, the Company shall not thereafter issue or sell any Securities without first offering such Securities to the Major Investors in the manner provided above.

3.4 Issuance. If an Investor gives the Company notice that such Investor desires to purchase any of the Securities offered by the Company, payment for the Securities shall be by check or wire transfer, against delivery of the Securities at the executive offices of the Company within ten (10) days after giving the Company such notice, or if later, the closing date for the sale of such Securities. The Company shall take all such action as may be required by any regulatory authority in connection with the exercise by the Investor of the right to purchase Securities as set forth in this Section 3, but the right of an Investor is subject to the Company’s reasonable compliance with regulatory requirements.

3.5 Excluded Securities. The right of first refusal contained in this Section 3 shall not apply to the following: (a) the issuance by the Company of up to an aggregate of 25,000,000 Common Shares to officers, directors or employees of, or consultants or contractors to, the Company pursuant to a share grant, option plan, purchase plan, purchase agreement, or other share incentive program approved by the Company’s Board of Directors of such person; (b) the issuance of Securities in connection with the acquisition of a third party, by amalgamation, merger or acquisition of more than fifty-one percent (51%) of the outstanding shares or substantially all of the assets of such third party; (c) the issuance of Common Shares of the Company upon conversion of the Preferred Shares or upon conversion or exercise of any Security which was not subject to the right of first refusal set forth in this Section 3 or for which the right of first refusal was not exercised; (d) the issuance of Securities pursuant to any bank, leasing or other financing arrangements; or (e) the issuance of any additional shares the issuance of which is unanimously approved by the Board of Directors of the Company.

3.6 Termination. The right of first refusal contained in this Section 3 shall terminate as follows:

(a) as to a Major Series A Investor, the earliest of: (i) the time when such Series A Investor ceases to own at least 500,000 shares of Registrable Securities, (ii) the consummation of a Qualified IPO, and (iii) six (6) years after the Initial Closing; and

(b) as to a Major Series B Investor or Major Series C Investor, the earliest of: (i) the time when such Major Series B Investor or Major Series C Investor, as the case may be, ceases to own at least 250,000 shares of Registrable Securities, (ii) the consummation of a Qualified IPO, and (iii) six (6) years after the Initial Closing.

3.7 Assignment. The rights specified in this Section 3 may not be assigned except (a) to a purchaser acquiring (i) not less than 500,000 shares of Registrable Securities from a Major Series A Investor; (ii) not less than 250,000 shares of Registrable Securities from a Major Series B Investor; or (iii) not less than 250,000 shares of Registrable Securities from a Major Series C Investor; (b) to the partners or retired partners or members or retired members of a Major Investor; (c) pursuant to an inter vivos transfer to Major Investor’s ancestors, descendants or spouse or to a trustee for their benefit; or (d) to a successor entity to a Major Investor pursuant to a reorganisation or recapitalisation of such Major Investor; provided, however, that the Company receives notice within twenty (20) days following such assignment.

SECTION 4

FINANCIAL INFORMATION

4.1 Financial Information. The Company will deliver to each of the Major Investors:

(a) As soon as practicable after the end of each fiscal year, but in any event within 120 days after the end of the fiscal year, audited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and audited consolidated statements of income and cash flow of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles (“GAAP”), all in reasonable detail, and certified by independent public accountants of nationally recognized standing.

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year, and in any event within forty-five (45) days thereafter, unaudited consolidated balance sheets, profit and loss statements and cash flow analyses of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and for the current fiscal year to date, prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

4.2 Additional Rights for the Major Series B Investors and Major Series C Investors. The Company will deliver to each of the Major Series B Investors and Major Series C Investors:

(a) As soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

4.3 Additional Rights for the Major Series C Investors. The Company will deliver to each of the Major Series C Investors:

(a) As soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement for such month, and an unaudited balance sheet as of the end of such month in such format and at the level of details that are customarily delivered to the Board of Directors of the Company or, in the event such statements are not provided to the Board of Directors within the said period, the Chief Executive Officer and Chief Financial Officer of the Company for review, all prepared substantially in accordance with GAAP (except that such financial statements may (i) be subject to normal quarter-end and year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

4.4 Inspection.

(a) Each Major Investor shall have standard inspection rights as prescribed under applicable laws and the Bye-Laws of the Company, as may be amended from time to time.

(b) In accordance with the terms and provisions of the Company’s Bye-laws (as may be amended from time to time) and applicable laws, the Company shall permit each Major Series C Investor to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Major Series C Investor.

4.5 Assignment. The rights specified in this Section 4 may not be assigned except (a) to a purchaser acquiring (i) not less than 500,000 shares of Registrable Securities from a Major Series A Investor; (ii) not less than 250,000 shares of Registrable Securities from a Major Series B Investor; or (iii) not less than 250,000 shares of Registrable Securities from a Major Series C Investor; (b) to the partners or retired partners or members or retired members of a Major Investor; (c) pursuant to an inter vivos transfer to Major Investor’s ancestors, descendants or spouse or to a trustee for their benefit; or (d) to a successor entity to a Major Investor pursuant to a reorganisation or recapitalisation of such Major Investor; provided, however, that the Company receives notice within twenty (20) days following such assignment.

4.6 Termination. The covenants set forth in this Section 4 shall terminate and be of no further force or effect as follows:

(a) as to a Major Series A Investor, the earlier of: (i) the time when such Series A Investor ceases to own at least 500,000 shares of Registrable Securities, or (ii) the consummation of a Qualified IPO; and

(b) as to a Major Series B Investor or Major Series C Investor, the earlier of: (i) the time when such Major Series B Investor or Major Series C Investor, as the case may be, ceases to own at least 250,000 shares of Registrable Securities, or (ii) the consummation of a Qualified IPO.

SECTION 5

ADDITIONAL COVENANTS

5.1 Series C Director.

(a) For so long as Sequoia Capital (as defined in the Series C Purchase Agreement) or its affiliates holds at least a majority of the then outstanding shares of Series C Shares, all holders of Series C Shares shall cast their votes in any circumstances in which a Series C Director (as defined in the Company’s Bye-Laws) is to be elected, in favour of one (1) individual designated by Sequoia Capital (the “Sequoia Designee”) as the Series C Director in accordance with the Company’s Bye-Laws. As of the Initial Closing, the Sequoia Designee who shall be the Series C Director shall initially be Mark A. Stevens.

(b) So long as Sequoia Capital is entitled to designate the Sequoia Designee pursuant to Section 5.1(a) above, in the event of any vacancy of the Series C Director on the Board of Directors, each Holder will vote or act with respect to its Series C Shares so as to fill such vacancy with a new Sequoia Designee designated by Sequoia Capital.

(c) So long as Sequoia Capital is entitled to designate the Sequoia Designee pursuant to Section 5.1(a) above, each Holder agrees that no Series C Director may be removed from the Board of Directors without the approval of Sequoia Capital.

(d) The Company agrees, within the requirements of applicable law, to ensure that the terms and conditions of this Section 5.1 are effective and that Sequoia Capital enjoy the benefits of this provision. Such actions include, without limitation, the use of the Company’s reasonable best efforts to cause the nomination, appointment and election of the Sequoia Designee as the Series C Director.

5.2 Meetings of the Board of Directors. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.

5.3 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bye-laws or elsewhere, as the case may be.

5.4 Board Expenses. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board of Directors.

5.5 Insurance. The Company shall use its commercially reasonable efforts to obtain, within thirty (30) days of the date hereof, from financially sound and reputable insurers, Directors and Officers insurance and Errors and Omissions insurance in amounts satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.6 Termination. The covenants set forth in this Section 5, except for Section 5.3, shall terminate and be of no further force or effect upon the consummation of a Qualified IPO.

SECTION 6

MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

6.2 Additional Series C Investors. In the event the Company issues Series C Preferred to the Additional Series C Investors, each of the Additional Series C Investors shall become a Series C Investor hereunder and be entitled to assume all of the rights and obligations of an Investor under this Agreement, provided that each Additional Series C Investor shall execute a counterpart signature page to signify its intention to be bound by the provisions of this Agreement.

6.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement and any provisions hereof and the observation of any rights provided herein may be amended, waived, discharged or terminated by agreement in writing signed by the Company and by the Holders of a majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 3 with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.4 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.5 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor, to such Investor’s address set forth on Exhibit A, or to such other address as Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Restricted Securities, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to the address of the last holder of such Restricted Securities who has so furnished an address to the Company, or (c) if to the Company, one copy to its address set forth on the cover page of this Agreement and addressed to the attention of the Corporate Secretary, or to such other address as the Company shall have furnished to the Investors. If notice is provided by mail, notice shall be deemed to be given upon proper deposit in the mail (and if outside the United States, sent by airmail).

6.6 Delay or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Restricted Securities upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any Holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

6.7 Expenses. Except as provided in Section 2, the Company and each Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

6.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Agreement.

6.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

6.10 Conflict. In the event that any provision of this Agreement conflicts with or is inconsistent with the terms of the Company’s Bye-Laws as in effect from time to time as such Bye-laws relate to the parties hereto, the terms of this Agreement shall prevail.

6.11 Aggregation of Shares. All shares of Registrable Securities held or acquired by affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement (including, without limitation, for purposes of determining the status of any Major Investor).

The foregoing Agreement is hereby executed as of the date first above written.

COMPANY:

ALPHA AND OMEGA

SEMICONDUCTOR LIMITED

/s/ Mike F. Chang Mike F. Chang, Chief Executive Officer

[Signature Page to Amended and Restated Investors Rights Agreement]

The foregoing agreement is hereby executed as of the date first above written.

INVESTORS:

By:

Title:

[Signature Page to Amended and Restated Investors Rights Agreement]

EXHIBIT A

SERIES A INVESTORS

Name	Number of Series A Preferred Shares
Fortune Venture Capital Corp. 3/F, No. 76 Sec 2, Tun-Hwa South Road Taipei, Taiwan, R.O.C.	1,500,000

UMC Capital Corporation One Capital Place, Shedden Road P.O. Box 1034GT, Grand Cayman, Cayman Islands	1,500,000

Trinity Overseas Holdings Limited No. 18, Creation Road l, SBIP Hsin-Chu, Taiwan, R.O.C.	2,000,000

Wu, Po-Chuan 5F-2, No. 58, Section II Ho-Pei Road, Taichung, Taiwan, R.O.C.	100,000

Cheng, Hsin-Chia No. 153, Ta-Tung Road Hsinchu, Taiwan, R.O.C.	50,000

Wang, Long-Chia No. 4, Creation Road III Science-Based Industrial Park Hsinchu, Taiwan, R.O.C.	50,000

Chang, Mu-Tien No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City, 30077 Taiwan, R.O.C.	50,000

Wei, Chiu-Chi 7F-12, No. 130 Ssu-Wei Road Hsinchu, Taiwan	50,000

Chiu, Cheng Wei No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City Taiwan 30077, R.O.C.	50,000

Huang, Day-Chuang No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City 30077 Taiwan, R.O.C.	50,000

Chiang, Ming-Feng No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City Taiwan 30077, R.O.C.	50,000

Name	Number of Series A Preferred Shares
Hwang, Ya-Yung No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City, 30077 Taiwan, R.O.C.	50,000

Lai, Cheng-Han No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City 30077, Taiwan, R.O.C.	50,000

Liu, Yu-Lin No. 3 Li-Hsin Road II Science-Based Industrial Park Hsin-Chu City 30077, Taiwan, R.O.C.	50,000

Richmond Holdings Global Limited P.O. Box 3340, Road Town British Virgin Islands	500,000

Universal Microelectronics Co., Ltd. No. 3, 27th Road, Taichung Industrial Park Taichung, Taiwan, R.O.C.	2,000,000

Sun, Kuei Chih 2F., No. 20-1, Lane 6 Hsin-Chun Street Taipei, Taiwan, R.O.C.	60,000

Chi, Hung-Cheng 10th floor, No. 57, Sec. 4 Sin Yi Road Taipei, Taiwan, R.O.C.	60,000

Chien, Jui-Feng 2F, No. 20-1, Lane 6 Hsin-Chun Street Taipei, Taiwan, R.O.C.	10,000

Lin, Hsin-Ta 3/F, No. 17, Lane 160 Sec. 3, Minchuen E. Road Taipei, Taiwan, R.O.C.	50,000

Lin, Wan-I 1F, No. 2, Alley 13, Lane 18, Sec. 2 Ho-Ping E. Road Taipei, Taiwan, R.O.C.	150,000

Hung, Ling-Lian 2F, No. 7, Alley 7, Rung Hua Yi Road Peitou, Taipei, Taiwan, R.O.C.	70,000

Wang, Sheng-Jui 11F-3, No. 43, Alley 6, Lane 182 Sec. 4, Chenggung Road Taipei, Taiwan, R.O.C.	100,000

Name	Number of Series A Preferred Shares
Advantech Investment Fund-B Co., Ltd. 3rd floor, 108, Sec. 1, Tun Hwa S. Road Taipei, Taiwan, R.O.C.	350,000

Ta Ya Venture Capital Co., Ltd. 3rd floor, 108, Sec. 1, Tun Hwa S. Road, Taipei, Taiwan, R.O.C.	350,000

SinoStar Venture Capital Co. Ltd. 3rd floor, 108, Sec. 1, Tun Hwa S. Road, Taipei, Taiwan, R.O.C.	350,000

NCTU Spring Venture Capital Co. Ltd. 3rd floor, 108, Sec. 1, Tun Hwa S. Road, Taipei, Taiwan, R.O.C.	450,000

Total:	10,100,000

EXHIBIT B

SERIES B INVESTORS

Name	Number of Series B Preferred Shares
ADVANCED E-Tech Corp. 3rd Floor, Omar Hodge Building Wickhamas Cay 1 P.O. Box 362 Road Town, Tortola, BVI	250,000

Frontek Technology Corporation (formerly Jaenn Corporation) 5F, No. 128, Lane 235 Banuchiau Road, Shindian City Taipei, Taiwan 231, R.O.C.	50,000

Konnect Technology Inc. 7F-2, No. 77, Hsin Tai Wu Road Section 1 His-Chih, Taipei Hsien Taiwan, R.O.C.	250,000

Promate Electronic Co. Ltd. 4F, 32, Section 1, Huan Shan Road Nei Hu, Taipei 114 Taiwan, R.O.C.	250,000

Universal Microelectronics Co., Ltd. No. 3, 27th Road Taichung Industrial Park Taichung, Taiwan, R.O.C.	75,000

Fang-Jy Chung 21 Ashbrook Irvine, CA 92604	100,000

Chiu-Pi Chiang 4F, No. 145 Jungyi Street Taipei, Taiwan, R.O.C.	25,000

Hantech International Venture Capital Corporation 18F-1, 333 Keelung Rd. Section 1 Taipei 110, Taiwan, R.O.C.	1,000,000

Quanta Computer Inc. No. 188, Wen Hwa 2nd Rd., Kuei Shan Hsiang, Tao Yuan Shien Taiwan, R.O.C.	400,000

Lam Pak Lee No. 188, Wen Hwa 2nd Rd., Kuei Shan Hsiang, Tao Yuan Shien Taiwan, R.O.C.	100,000

Harbinger II (BVI) Venture Capital Corp. 7F, No. 187, Tiding Blvd., Sec. 2, Neihu Taipei, Taiwan 114, R.O.C.	380,952

Name	Number of Series B Preferred Shares
CMF Technology Fund I Ltd. Room 1611, 16F West Tower, Shun Tak Center 168-200 Connught Road Central, Hong Kong	833,333

Pacific Venture Management, LDC 555 Twin Dolphin Drive, Ste. 310 Redwood Shores, CA 94065	238,095

Pacific Technology Partners, L.P. 555 Twin Dolphin Drive, Ste. 310 Redwood Shores, CA 94065	600,310

Pacific Technology Advisors, LDC 555 Twin Dolphin Drive, Ste. 310 Redwood Shores, CA 94065	123,500

Pacific United Technology, L.P. 555 Twin Dolphin Drive, Ste. 310 Redwood Shores, CA 94065	300,000
Total:	4,976,190

EXHIBIT C

SERIES C INVESTORS

Name	Number of Series C Preferred Shares
Sequoia Capital Growth Fund III AIV, L.P. c/o Sequoia Capital Attn: Chief Financial Officer 3000 Sand Hill Road Building 4, Suite 180 Menlo Park, CA 94025 Fax: (650) 854-2977	5,646,600

Sequoia Capital Growth Partners III, L.P. c/o Sequoia Capital Attn: Chief Financial Officer 3000 Sand Hill Road Building 4, Suite 180 Menlo Park, CA 94025 Fax: (650) 854-2977	61,800

Sequoia Capital Growth III Principals Fund c/o Sequoia Capital Attn: Chief Financial Officer 3000 Sand Hill Road Building 4, Suite 180 Menlo Park, CA 94025 Fax: (650) 854-2977	291,600

Harbinger II (BVI) Venture Capital Corp. 7F, No. 187, Tiding Blvd., Sec. 2, Neihu Taipei, Taiwan 114, R.O.C.	200,000

Universal Microelectronics Co., Ltd. No. 3, 27th Road, Taichung Industrial Park Taichung, Taiwan, R.O.C.	100,000

ADVANCED E-Tech Corp. 3rd Floor, Omar Hodge Building Wickhamas Cay 1 P.O. Box 362 Road Town, Tortola, BVI	24,000

Konnect Technology Inc. 7F-2, No. 77, Hsin Tai Wu Road Section 1 His-Chih, Taipei Hsien Taiwan, R.O.C.	24,000

Total	6,348,000